UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: October 25, 2001

BAIRNCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware 1-8120 13-3057520

(State or other jurisdiction of (Commission (IRS Employer

incorporation or organization) File Number) Identification No.)

300 Primera Boulevard, Suite 432, Lake Mary, FL 32746

(Address of principal executive offices) (Zip Code)

(407) 875-2222

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is incorporated by reference herein:

    Press Release

ITEM 9. REGULATION FD DISCLOSURES

Bairnco Corporation (the "Corporation") is filing herewith a press release issued on Thursday, October 25, 2001, as Exhibit 99.1 which is incorporated by reference herein. This press release was issued to announce the Corporation's third quarter and nine month 2001 operating results and also to announce that the Corporation had taken a $6.2 million (pre-tax) provision for litigation costs in the third quarter of 2001 and certain other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAIRNCO CORPORATION

By: /s/ James W. Lambert

James W. Lambert

Vice President Finance

Date: October 25, 2001

EXHIBIT INDEX

Exhibit Description

99.1 Press Release

EXHIBIT 99.1

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA 32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES 2001 THIRD QUARTER RESULTS AND LITIGATION CHARGE

Lake Mary, Florida, October 25, 2001 - Bairnco Corporation (NYSE-BZ) today reported reduced operating results for the third quarter of 2001 as compared to the same period last year. Bairnco also reported it had taken a $6.2 million (pre-tax) provision for litigation charge in connection with a change in estimate to defend the Transactions Lawsuit. Sales were down 17.6% to $38,552,000 and a net loss of ($3,311,000) or ($0.45) per share was reported. Excluding the litigation provision, third quarter net income was $657,000 or $.09 per share. Debt was reduced by $3.5 million in the third quarter of 2001 as a result of strong cash generation from reduced working capital and reduced capital expenditures.

Cost reduction actions continued during the third quarter and into the fourth quarter. On October 13, 2001, Arlon announced it was streamlining its current coating and laminating manufacturing operations which have overlapping capabilities and excess capacity as a result of acquisitions, improved processes and the current depressed economy. This rationalization of production will result in the closure of the Northbrook, Illinois facility on December 31, 2001. The products currently manufactured at Northbrook will be moved to Arlon's Santa Ana, California and East Providence, Rhode Island plants by the end of the year. The consolidation is designed to reduce duplicative costs and achieve increased economies of scale, greater efficiency, and centralized resources for product technology and quality.

Performance

Sales in the third quarter 2001 were $38,552,000, a decrease of 17.6% from $46,781,000 in 2000. Arlon's sales decreased 17.3% from last year. There were widespread and varying declines in all markets served with certain electronics markets being down over 50%. The tragic events of September 11 have only added to the uncertainty in the economy and continued weakness is expected into 2002. Kasco's sales decreased 18.7% as compared to the third quarter last year due to lower seasoning sales as a major chain shifted its ready-to-cook meat products to central processors at the end of last year, the industry's move to case-ready product offerings and lower prices from competitive pressures. Kasco continues to reengineer its business to meet the changes in its market place and return the segment to profitability. During the third quarter of 2001 Kasco generated approximately $1.1 million of cash. Kasco also reduced operating expenses by approximately $900,000 during the quarter as compared to the same period last year.

Gross profit decreased 23.9% to $11,098,000 from $14,592,000 due to reduced sales and production volumes, and reduced pricing due to competitive pressures in the slowing economy. The gross profit margin as a percent of sales decreased to 28.8% from 31.2%.

Selling and administrative expenses, excluding the provision for litigation costs, decreased 10.0% to $9,656,000 from $10,732,000 as costs were reduced in light of the depressed economy and continuing efforts to improve Kasco's financial performance. As a percent of sales, selling and administrative expenses before the provision for litigation costs were 25.0%, up from 22.9%.

Net interest expense decreased to $489,000 in 2001 as compared to $916,000 in 2000 due to lower overall interest rates and lower average borrowings of $7.9 million. No shares were repurchased on the open market during the third quarter of 2001.

The provision for litigation costs reduced net income by $3,968,000, or $.54 per share, to a loss of ($3,311,000) or ($.45) per share in the third quarter 2001. Excluding the litigation provision, net income decreased 66.7% to $657,000 as compared to $1,973,000 in the third quarter of 2000. Diluted earnings per common share before the litigation provision decreased 65.4% to $.09 from $.26 in 2000 as a result of reduced earnings.

Sales for the first nine months of 2001 decreased 13.3% to $122,596,000 from $141,360,000 in 2000. Excluding the litigation provision, net income decreased 61.5% to $2,697,000, or $.36 per share, from $7,003,000 or $.91 diluted earnings per share in 2000. The provision for litigation costs reduced the 2001 net income to a loss of ($1,271,000) or ($.17) per share for the first nine months of 2001.

"Safe Harbor" Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as the general level of economic activity, inflation or fluctuations in interest or foreign exchange rates; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the market demand and acceptance of the Corporation's existing and new products; changes in the pricing of the products of the Corporation or its competitors; the impact of competitive products; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation's manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions; disruptions in operations due to labor disputes; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation's results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Engineered Materials and Components segment) and Kasco (Replacement Products and Services segment). Arlon's principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco's principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.

CONTACT: James W. Lambert, Bairnco Corporation

Telephone: (407) 875-2222, ext. 227

Comparative Results of Operations (Unaudited)

	Quarter Ended		Nine Months Ended
Condensed Income Statements	Sep. 29, 2001	Sep. 30, 2000	Sep. 29, 2001	Sep. 30, 2000
Net sales	$38,552,000	$46,781,000	$122,596,000	$141,360,000
Cost of sales	27,454,000	32,189,000	86,987,000	95,092,000
Gross profit	11,098,000	14,592,000	35,609,000	46,268,000
Selling and administrative expenses	9,656,000	10,732,000	29,539,000	33,273,000
Provision for litigation costs	6,200,000	--	6,200,000	--
Operating profit (loss)	(4,758,000)	3,860,000	(130,000)	12,995,000
Interest expense, net	489,000	916,000	2,161,000	2,543,000
Income (loss) before income taxes	(5,247,000)	2,944,000	(2,291,000)	10,452,000
Provision (benefit) for income taxes	(1,936,000)	971,000	(1,020,000)	3,449,000
Net income (loss)	$ (3,311,000)	$ 1,973,000	$ (1,271,000)	$ 7,003,000
Basic Earnings per Share of Common Stock	$ (0.45)	$ 0.26	$ (0.17)	$ 0.92
Diluted Earnings per Share of Common Stock	$ --	$ 0.26	$ --	$ 0.91

Basic Average Common Shares	7,328,000	7,513,000	7,318,000	7,626,000
Diluted Average Common Shares	7,348,000	7,638,000	7,392,000	7,737,000

Condensed Balance Sheets	Sep. 29, 2001	Dec 31, 2000
ASSETS

Cash	$ 821,000	$ 945,000
Accounts receivable, net	28,544,000	32,504,000
Inventories	25,736,000	29,471,000
Other current assets	8,050,000	7,383,000
Total current assets	63,151,000	70,303,000
Plant and equipment, net	43,773,000	47,341,000
Cost in excess of net assets of purchased businesses	12,753,000	12,828,000
Other assets	5,336,000	5,297,000
Total	$125,013,000	$135,769,000

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Short-term debt	$ 4,531,000	$ 5,734,000
Current maturities of long-term debt	3,750,000	3,000,000
Accounts payable	11,927,000	11,479,000
Accrued expenses	15,846,000	15,164,000
Total current liabilities	36,054,000	35,377,000
Long-term debt	28,253,000	37,456,000
Other liabilities	10,514,000	10,227,000
Stockholders' investment	50,192,000	52,709,000
Total	$125,013,000	$135,769,000